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                    AMENDMENT,dated as of December 12, 1994 (this  'Amendment'), to the AGREEMENT and PLAN OF MERGER (the 'Merger Agreement') dated as of November 8, 1994, by and among STANT CORPORATION, a Delaware corporation ('Purchaser'), STANT EXPANSION CORPORATION, a New York corporation and a wholly-owned subsidiary of Purchaser ('Sub'), and TRICO PRODUCTS CORPORATION, a New York corporation (the 'Company').


                              W I T N E S S E T H


                  WHEREAS, the Purchaser, Sub and Company desire to amend the Merger Agreement;


                  NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1. Amendment. Section 9.3(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  '(c) On or before the date of this Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) has adopted such resolutions or taken such other actions as are required to provide that (i) each outstanding stock option to purchase shares of Company Common Stock (a 'Stock Option') heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the 'Stock Option Plans') outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be canceled immediately after the date of consummation of the Offer in exchange for an amount in cash, payable at the time of such cancelation, equal to the product of (y) the number of shares of Company Common Stock subject to such Stock Option immediately prior to the date of consummation of

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                                                                              2

                  the Offer and (z) the excess of the price per share to be paid in the Offer over the per share exercise price of such Stock Option and (ii) each stock appreciation right ('SAR') granted under the Stock Option Plans outstanding immediately prior to the date of consummation of the Offer shall be canceled immediately after the date of consummation of the Offer in exchange for an amount of cash, payable at the time of such cancelation, equal to the product of (y) the number of shares of Company Common Stock covered by such SAR and (z) the excess of the price per share to be paid in the Offer over the appreciation base per share of such SAR; provided, however, that no such cash payment shall be made with respect to any SAR which is related to a Stock Option with respect to which such a cash payment has been made. Any Stock Option or SAR not canceled in accordance with this paragraph (c) immediately after the date of consummation of the Offer, shall be canceled at the Effective Date in exchange for an amount in cash, payable at the Effective Date, equal to the amount which would have been paid had such Stock Option or SAR been canceled immediately prior to the consummation of the Offer. A listing of all outstanding Stock Options and SARs specifying the date such Stock Options or SARs become exercisable (and the date upon which they expire) and their exercise price and appreciation base, respectively, is set forth on the Disclosure Schedule. In the event that the Company does not have sufficient cash available to make payments in exchange of any Stock Option or SAR, Purchaser will, when and only if the Offer is consummated, make available to the Company cash sufficient to make such purchases.'

                  SECTION 2. Miscellaneous. Except as amended hereby, the Merger Agreement shall remain in full force and effect. This
Amendment may be executed in two or more counterparts, each of which shall be an original, but which together shall constitute a single agreement. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the



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                                                                              3







laws of the State of New York (without giving effect to the provisions hereof relating to conflicts of law).


                  IN WITNESS WHEREOF, Purchaser, Sub and the Company have caused this Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.


                               STANT CORPORATION,

                               By............................

                               Name:
                               Title


                               STANT EXPANSION CORPORATION,

                               By.............................

                               Name:
                               Title


                               TRICO PRODUCTS CORPORATION,

                               By..............................

                               Name:
                               Title